Exhibit 99.1

News Release

Contact: Bruce Russell

(310) 559-4955 x101
brussell@cyanotech.com

Cyanotech Names Deanna Spooner as CFO

KAILUA KONA, Hawaii (October 31, 2008) – Cyanotech Corporation (Nasdaq: CYAN), has named Deanna L. Spooner as Chief Financial Officer, effective November 14, 2008.  She succeeds William R. Maris, who has accepted a CFO position with another company.

Ms. Spooner joined Cyanotech as Controller in January 2008.  Previously, she worked in Hawaii as a financial consultant to varied commercial enterprises; as CFO and COO of ADcom Information Services of Deerfield Beach FL; as CFO and VP Administration of Hygeia Pharmaceuticals of San Diego CA; as Manager of Accounting and SEC Reporting at Oak Industries of Rancho Bernardo CA; and with Deloitte, Haskins & Sells, Audit Department in San Diego CA and Seattle WA.

“Deanna brings a level of professionalism and a leadership quality that is necessary to ensure we achieve our goals,” said Andrew H. Jacobson, President and CEO of Cyanotech.  “Her appointment will allow us to continue on our path without interruption or learning curve.”

“We also want to recognize the significant contributions of Bill Maris during his tenure at Cyanotech,” added Jacobson.  “He took hold of the company’s financial operations during a critical and challenging period.”

Cyanotech Corporation, a world leader in microalgae technology, produces BioAstin® Natural Astaxanthin and Hawaiian Spirulina Pacifica®–all natural, functional nutrients that leverage our experience and reputation for quality, building nutritional brands which promote health and well-being. Cyanotech’s spirulina, FDA reviewed and accepted as Generally Recognized as Safe (GRAS) for use as a food ingredient, augments energy and immune response. BioAstin’s benefits derive from its superior antioxidant activity and from its ability to support and maintain natural inflammatory response, enhancing skin, muscle and joint health. Cyanotech produces these products from microalgae grown at its 90-acre facility in Hawaii using patented and proprietary technology and distributes them to nutritional supplement, nutraceutical and cosmeceutical makers and marketers in more than 40 countries worldwide. Cyanotech was the first microalgae company in the world to obtain ISO 9001:2000. Visit www.cyanotech.com for more information.